UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2010

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2010, the Company entered into a First Amendment to Credit and Security Agreement (“First Amendment”) amending its Credit and Security Agreement with Wells Fargo Bank National Association dated July 21, 2009, as amended by consents dated August 19, 2009, December 21, 2009, December 31, 2009 and February 2, 2010 (the “Credit Agreement”)  Pursuant to the First Amendment,

(i)            Section 6.1(d) of the Credit Agreement was amended to change the date by which certain projections are required to be provided to Wells Fargo from 30 days prior to the end of each fiscal year to July 31, 2010 for fiscal year 2011 and to June 30 for each suceeding fiscal year;

(ii)           Section 6.2(c) of the Credit Agreement, which limits the amount of capital expenditures the Company may incur in any fiscal year to $4.5 million , was amended to exclude from this limitation capital expenditures made for the replacement and/or upgrade of the Company’s existing water cooling facility that was recently announced;

(iii)          Section 6.8 of the Credit Agreement was amended to permit stock awards to employees as well as directors and officers, and, in addition, Wells Fargo consented to the implementation of certain salary increases aggregating $255,000 that otherwise may have been restricted by Section 6.8;

(iv)          Wells Fargo agreed that the Company could defer minimum interest otherwise payable under Section 2.6(c) of the Credit Agreement from the loan year ending in July 2010 to the loan year ending in July 2011.  As a result, the minimum interest provision for the loan year ending in July 2011 will be approximately $650,000 instead of $500,000.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

4              First Amendment to Credit and Security Agreement dated June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: July 7, 2010	By:	/s/ Don Tracy
Don Tracy, Vice President and Chief Financial Officer